Contact:	Patrick Johnson, President & CEO (714) 241-4411

Matthew Hayden, Investor Relations Hayden Communications, Inc. (858) 456 - 4533

For Immediate Release

PRO-DEX, INC. ANNOUNCES SECOND FISCAL QUARTER AND SIX-MONTH RESULTS

53% increase in first-half earnings and 10% increase in gross margin
Record Number of New Product Development Projects
Backlog Increases Subsequent to Quarter End - Currently Totals $8.4 million

SANTA ANA, CA, February 14, 2005 - PRO-DEX, INC. (NASDAQ: PDEX), a provider of embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets, today announced financial results for the second quarter and six-month periods ending December 31, 2004.

Consolidated net sales for the second quarter were $2.9 million compared to $3.7 million for the three months ended December 31, 2003. The decrease is partially related to the Company's previously announced shift to a royalty agreement with its HealOzone product, and to delays in the scheduled release of three new products. Gross profit for the second quarter was $1.6 million compared to $1.7 million for the second quarter of last year. Gross profit as a percentage of sales increased to 56 percent for the quarter compared to 46.1 percent for the second fiscal quarter of last year and 55.9 percent for the first fiscal quarter of this year. Operating expenses remained flat with the year ago period at $1.3 million. Net income for the quarter was $183,000, or $0.02 per diluted share, as compared to a net income of $230,000 or $0.02 per diluted share, for the three months ended December 31, 2003. Backlog at the end of the second quarter was $4.7 million compared to $4.0 million at the end of the second quarter of last year and $4.3 million at the end the first quarter of this year. Subsequent to the quarter end, the Company received orders totaling more than $4.0 million, which have increased the current backlog to $8.4 million.

Commenting on the Company's financial performance, Pro-Dex's President and Chief Executive Officer, Patrick Johnson said, "Our results reflect a substantial improvement in gross profitability and cash flow, the result of a conscious effort to focus on developing and manufacturing higher-quality, higher-margin products for our customers, coupled with considerable operating efficiencies in our manufacturing facility. A year ago we had only six active product development projects, three customer-funded and three funded by the Company. As we closed the first half of this fiscal year, our total portfolio of product development projects had more than doubled to 13, eight funded by our customers and five funded by the Company. We estimate the customer funded projects for new products represent a potential of $5 million to Pro-Dex in first-year revenue. In addition, the Company-funded projects are all targeted at current customers and we expect sales to emanate from those products when development is completed. While not reflected in the financial results for the second quarter, the substantial increase in the number of product development projects has the Company far better positioned than a year ago for on-going success, as we expect these projects to translate into incremental increases in sales and earnings."

For the six months ended December 31, 2004, consolidated net sales were $6.2 million compared to $7.2 million for the same period in the prior year. Gross profit was $3.5 million compared to $3.2 million for the same period in the prior year. For the six months, gross profit as a percent of sales increased to 55.9 percent compared to 44.9 percent in the same period in the prior year. Operating expense decreased $42,000 to $2.5 million compared to the same six months in the prior year. The Company reported net income for the six months ended December 31, 2004 of $646,000 or $0.07 per diluted share, as compared to a net income of $422,000 or $0.05 per diluted share, for the six months ended December 31, 2003. This represents an increase of $224,000 or 53 percent over the previous year.

Highlights from and subsequent to the end of the second quarter included:

  The Company completed the quarter with 13 active product development projects, including eight funded by customers. Revenue from some of these is expected during the next several quarters.

  On January 7, Pro-Dex announced receiving a substantial follow-on order from Walter Lorenz Surgical, a wholly-owned subsidiary of Biomet, Inc. (Nasdaq: BMET). The order was for delivery of 500 battery-powered cranial screwdrivers, an innovative product Pro-Dex previously developed exclusively for Lorenz. This new order follows the initial 500-unit order received in July of 2003.

  Subsequent to the end of the quarter, the Company received additional orders from new and existing customers for products in active development increasing the backlog to $8.4 million.

  Subsequent to the end of the quarter, the Company began to ship two new products and expects to launch a third before March 30, 2005, products originally scheduled to launch during the second quarter, representing approximately $365,000 in new sales revenue or 12 percent of second quarter sales.

"During the past year, we have reallocated more than $100,000 in previously spent administration expenses to fund increased sales, marketing and product development efforts," Mr. Johnson continued. "We've recently made key organizational changes that we believe will accelerate our top-line performance and we plan to add additional personnel to bolster our R&D and product development capabilities. All of these activities are intended to support sales and earnings growth while maintaining or increasing our profit margins. Our business model is built on developing and launching new products for diversified global companies, a process that is sometimes challenging and sometimes out of our complete control. This was certainly the case in the second quarter.  Last year, we focused on improving our manufacturing capabilities and matching those capabilities to a shifting product mix. At the same time, we initiated conversations with several high-profile customers regarding the development of new and innovative products. Those conversations have now transitioned into a record number of product development projects and order backlog which we anticipate will translate into increased future sales and improved profitability. Creating speed to market for our customers is challenging, and our ability to meet this challenge is the key reason customers choose Pro-Dex and the factor that truly differentiates us from our competitors."

Guidance:

Management is adjusting its revenue guidance slightly and expects sales in the range of $14.5 million to $16 million for its fiscal year (which ends June 30th), compared to the previously stated expectation of between $15 and $17 million, recognizing that delays encountered during the year will impact the top line. Improvements in the Company's operating margins provides increased confidence that Pro-Dex will be able to meet its previously stated fiscal 2005 earnings goal of between $0.18 to $0.22 per share.

Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing the second quarter and fiscal 2005 outlook today at 4:30 p.m. Eastern Time. The call-in number is (800) 553-0329 for domestic callers and (612) 332-0802 for international callers.  In addition, the call will be broadcast over the Internet at www.pro-dex.com. An online replay will be available for 30 days. Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 475-6701  for domestic callers and (320) 365-3844  for international callers; conference ID# 769944.

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,2004 (unaudited)	June 30,2004 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,544,000	$2,070,000
Accounts receivable, net of allowance for doubtful
accounts of $45,000 at Dec. 31 and $40,000 at June 30	1,604,000	2,370,000
Inventories, net	2,976,000	2,542,000
Prepaid expenses	223,000	76,000
Deferred income taxes	793,000	793,000
Total current assets	8,140,000	7,851,000

Equipment and leasehold improvements, net	1,055,000	1,030,000

Other assets:
Goodwill	1,110,000	1,110,000
Deferred income taxes	788,000	788,000
Other	37,000	16,000
Total other assets	1,935,000	1,914,000

Total assets	$11,130,000	$10,795,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$447,000	$397,000
Current portion of long term debt to shareholder	-	70,000
Accrued expenses	452,000	780,000
Income taxes payable	580,000	809,000
Total current liabilities	1,479,000	2,056,000

Long-term debt to a shareholder, net of current portion	-	75,000

Total liabilities	1,479,000	2,131,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized;
78,129 shares issued and outstanding	283,000	283,000
Common shares; no par value; 50,000,000 shares authorized;
9,039,217 shares issued and outstanding,	15,404,000	15,075,000
Accumulated deficit	(6,023,000)	(6,669,000)
	9,664,000	8,689,000

Receivable for stock purchase	(13,000)	(25,000)

Total shareholders' equity	9,651,000	8,664,000

Total liabilities and shareholders' equity	$11,130,000	$10,795,000

See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended December 31 (unaudited)

	2004	2003

Net sales	$ 2,894,000	$ 3,704,000

Cost of sales	1,275,000	1,997,000
Gross profit	1,619,000	1,707,000

Operating expenses:
Selling	278,000	193,000
General and administrative expenses	581,000	682,000
Research and development costs	457,000	439,000
Total operating expenses	1,316,000	1,314,000

Income from operations	303,000	393,000

Other income (expense):
Other income, net	5,000	6,000
Interest expense	(2,000)	(16,000)
Total	3,000	(10,000)

Income before provision for income taxes	306,000	383,000

Provision for income taxes	123,000	153,000
Net income	$ 183,000	$ 230,000

Net Income per share:
Basic	$ 0.02	$ 0.03
Diluted	$ 0.02	$ 0.02

Weighted average shares outstanding - basic	8,993,849	8,776,600
Weighted average shares outstanding - diluted	9,584,276	9,307,000

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Six months ended December 31 (unaudited)

	2004	2003

Net sales	$ 6,226,000	$ 7,232,000

Cost of sales	2,747,000	3,985,000
Gross profit	3,479,000	3,247,000

Operating expenses:
Selling	477,000	399,000
General and administrative expenses	1,125,000	1,295,000
Research and development costs	876,000	826,000
Total operating expenses	2,478,000	2,520,000

Income from operations	1,001,000	727,000

Other income (expense):
Other income, net	45,000	12,000
Royalty income	40,000	-
Interest expense	(9,000)	(35,000)
Total	76,000	(23,000)

Income before provision for income taxes	1,077,000	704,000

Provision for income taxes	431,000	282,000
Net income	$ 646,000	$ 422,000

Net Income per share:
Basic	$ 0.07	$ 0.05
Diluted	$ 0.07	$ 0.05

Weighted average shares outstanding - basic	8,928,876	8,771,300
Weighted average shares outstanding - diluted	9,508,454	9,266,300

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six months ended December 31 (unaudited)

	2004	2003
Cash Flows from Operating Activities:
Net Income	$ 646,000	$ 422,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	171,000	193,000
Provision for doubtful accounts	5,000	15,000
(Recovery) reserve for obsolete inventory	37,000	(136,000)
Stock based compensation	13,000	13,000
Deferred taxes	-	20,000
Changes in:
(Increase) decrease in accounts receivable	761,000	(565,000)
(Increase) decrease in inventories	(471,000)	45,000
(Increase) in prepaid expenses	(147,000)	(88,000)
(Increase) decrease in other assets	(21,000)	9,000
(Decrease) in accounts payable and accrued expenses	(279,000)	(153,000)
Increase (decrease) in income taxes payable	(229,000)	282,000
Net Cash provided by Operating Activities	486,000	57,000

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(196,000)	(148,000)

Net Cash (used in) Investing Activities	(196,000)	(148,000)

Cash Flows from Financing Activities:
Principal payments on long-term shareholder borrowings	(145,000)	(25,000)
Net payments on line of credit	-	(182,000)
Proceeds from option and warrant exercise	329,000	35,000

Net Cash provided by (used in) Financing Activities	184,000	(172,000)

Net Increase (decrease) in Cash and Cash Equivalents	474,000	(263,000)
Cash and Cash Equivalents, beginning of period	2,070,000	795,000

Cash and Cash Equivalents, end of period	$ 2,544,000	$ 532,000

Supplemental Information

Cash payments for interest	$ 9,000	$ 33,000

Cash payments for income taxes	$ 660,000	$ 4,000